Exhibit 10.123.1

Building: 39 avenue Franklin Roosevelt - 75008 Paris

COMMERCIAL LEASE

BY AND BETWEEN THE UNDERSIGNED:

Mr. Alain MARCHÉ, President of the FIATTE AND MAZAUD REAL ESTATE MANAGEMENT COMPANY, a simplified joint stock company with €50,000.00 in capital with headquarters in the 8th District, Paris, 169 Haussmann Boulevard, who possesses all powers necessary for these presents, the aforementioned company acts on behalf of and as the agent of the G.D.S. Real Estate Company with €34,362.01 in capital, with headquarters in the 8th District, Paris, 169 Haussmann Boulevard, owner.

Hereinafter, "the Lessor",
Party of the first part

AND

The Corporation, GROUPE INTER PARFUMS known by the name of INTER PARFUMS, with € 28,904,331.00 in capital, of which the registered office is located in the 8th District of PARIS, 4 Rond Point des Champs Elysées, registered in the Business Registry for Companies in PARIS under No. B 350 219 382, represented for the effects of these presents by Mr. Philippe SANTI, Representative of the General Director,

Hereinafter "the Lessee",
The party of the second part.

Mr. AlainMARCHÉ, in his official capacity, possesses the power to lease and hereby rents together with S.A. GROUPE INTER PARFUMS, which is accepted by Mr. Philippe SANTI, the locales indicated hereafter, belonging to a building located in the 8th district of Paris, 39 Franklin Roosevelt Avenue.

DESIGNATION

The full space of the apartment is located on the 2nd floor of the building,

The aforementioned locales shall be deemed to be, to continue to and to entail, with no exception nor reserve and without it being necessary to make of it here a fuller designation, the Lessee does hereby state that all this is well known to him and states to have visited the locales at leisure and waives the right to file complaints by reason of either their state or even due to an error in the above designation.

DURATION OF LEASE

This lease is hereby authorized for the term of NINE full and consecutive years, beginning on December 15, 2005 and ending on December 14, 2014, which remains the sole choice and responsibility of the Lessee. In the event that he wishes to terminate the lease at the end of one of the first three year periods, he must give notice to the Lessor at least six months in advance, in compliance with the manner and legal conditions currently in force.

USE AND PURPOSE

The leased locales are designed to serve as OFFICES IN WHICH TO CARRY OUT THE ACTIVITIES SERVING THE PURPOSE OF THE COMPANY, AS SET FORTH IN THE STATUTES OF THE ARTICLES OF INCORPORATION OF THE COMPANY,

to the exclusion of any other business, profession, activity or industry or any other usage of the locales, being understood that the Lessee does not confer to the Lessor any exclusivity and reserves the right to lease all other locales in the building for any and all commercial, industrial, or small business use, even that which the Lessor pursues.

RESPONSIBILITIES AND CONDITIONS

This lease is granted and is accepted under normal legal obligations and conditions and under the following rules that the Lessee hereby expressly accepts without the ability to seek any reduction in the lease nor compensation whatsoever, nor shall these be imposed upon the other tenants in the building and if not followed, shall risk suffering the penalty of termination; inasmuch as they will not be valid unless an agreement is reached regarding the layout of the building or of the rented locale or that will be applied to services or equipment that are there now or that will be installed, to wit:

I - Possession - Usufruct

1) Sub-leasing, furnished or not furnished, entirely or partly; shall not be permitted; neither housing nor lodging of third parties, even if on a purely free basis.
The Lessee may not transfer the rights to this lease (even through contribution to the company) unless, after having obtained the express authorization in writing from the Lessor who has been duly notified, it is to the purchaser of his business and only while remaining guarantor and shall answer to the Lessor, for his successor and any other that may exist in the future, in the fulfillment of the conditions of the lease regarding payment of the rents as well as for the complete compliance with the responsibilities and conditions of the lease.
The provisions of the above subclause apply in the event of contribution to the company.
Within fifteen days, at the most, after the date of registration of the act, a duly registered original copy shall be sent to the Lessor at the expense of the Lessee, to be used by him as a direct counter contract with the transferee.
No person whatsoever may be substituted, nor shall the rented locales be lent to any third parties, even temporarily.

2°)  The rented locales shall be continually decorated with furniture, furnishings, goods, and merchandise in sufficient quantity and worth to answer for the payment of the rent and other fees and for execution of the clauses and conditions of the lease at any time. They must be constantly open and fully equipped, with no ability to stop under any pretext, even momentarily, being used for the purpose above indicated.

3°) Comply with all the requirements of the police force and of the city as well as garbage collection, to which tenants are usually held, and to pay exactly their personal, property and professional taxes and all other taxes that are the responsibility of the tenant, in such a way that the Lessor is never bothered nor looked to regarding this issue. The Lessee shall provide justification to the Lessor as required.

4°)  The Lessor must be notified by registered letter with return receipt acknowledgment, within one month of the event, of all change in civil status, any change in business registration or in the composition of the staff or change in the free contracting in the business that could come up during the course of this lease or its extension.
In the event that the Lessee should become deceased, there must be solidarity and indivisibility amongst the heirs and representatives regarding the payment of the rent and other fees as well as for the execution of the conditions of the lease. If notification as set forth in article 877 of the Civil Code becomes necessary, the cost shall be the responsibility of those notified.

II. - Maintenance - Labor - Repairs

5°) The Lessee shall take possession of the locales rented in the state they are currently in, upon signing these presents and shall return them in good state of repair at the end of this lease.
During the time of this lease or its extension, the Lessee shall not be able to request repairs, remodeling or additions of any nature whatsoever, even if they are necessary as a consequence of an event of force majeure.
In particular, the Lessee shall provide repair or replacement of the entrance doors, window casements or shutters.
The Lessee shall maintain in good condition the entirety of the various locales rented, and in particular, the frontage and doorways, which should be painted as often as is necessary. The Lessee shall maintain in good condition the entirety of each article of equipment put at his disposition, and shall replace them should it become necessary. Consequently, the Lessor shall not be held responsible for large repairs, as set forth in article 606 of the Civil Code, the exception to which shall only be as provided under clause 8, paragraph 2.
The Lessee shall especially be personally responsible for the cost of all modifications to the smoke flues placed at his disposal and to maintain them in a lawful state, if necessary, under the supervision of the building’s architect, whose fees shall be the Lessee’s responsibility.

6°) The Lessee shall repair or replace, at his cost, all hardware and glazing that may make up certain parts of the rented locales and to not seek recourse from the Lessor by reason of damages due to water leakage though said glass features.

7°)  The Lessee shall perform cleaning tasks as often as necessary, and at least once a year shall clean gutters, glass enclosed spaces, drains, rain water spouts, etc, which could be of concern in the rented locales.

8°) The Lessee shall not make any change in the layout, nor work within the rented locales, without the express and written consent of the Lessor.
The Lessee shall perform, after having sent prior notification to the Lessor, and at his sole expense, all repairs, remodeling or additions needed, in order to continue the Lessee’s activities or for other reasons, by administrative or judicial order or by legislative or regulatory action.
The Lessee must order all authorized or imposed work be carried out by qualified companies and under the surveillance of the building’s architect, with all fees the responsibility of the Lessee.
At the end of the lease, the lessee shall leave, without compensation, all changes or improvements which the Lessee may have provided in the rented locales.
The Lessor reserves the right to require that the rented locales be surrendered in their original condition, at the expense of the Lessee, if he so expresses this wish at the time of the authorization, which must be given prior to the execution this work.

9°) The Lessee shall perform the final removal of shutters, louvers, Venetian blinds or carpeting on staircases, in the event it is needed and duly substantiated by the Lessor, without compensation nor recourse.

10°)  The Lessee shall have the chimneys and flues swept at his expense, by the chimney sweep of the Lessor or by a chimney sweep approved by the Lessor, as often as necessary and required by administrative regulation and also at the end of usage, even if they were not used.
The Lessee shall maintain regularly the boilers used in central heating and water heaters, and the discharge and air intake pipes, which are or could be installed in the locales, and at least once a year, have this performed by a specialized company. The Lessee shall take care to maintain in perfect state, the interior drains and the gas and water taps, plus all drains and all pieces of equipment which may exist in the rented locales, over which the Lessee shall retain legal liability, and this, starting from the distribution boxes.
In the same way, if a collective agreement is not underwritten for the building, in order to comply with the regulation in force, the Lessee shall perform periodic maintenance on the plumbing and sanitary facilities.
The Lessee shall justify this maintenance at the request of the Lessor. The Lessee shall refrain from using heating or slow combustion heating equipment or connecting gas or fuel oil equipment to pipelines that were not designed for this use. The Lessee shall be responsible for all damages and consequences of any kind which result from the non-observance of this clause. The Lessee shall also be responsible for any damage caused by browning, as a phenomenon of condensation or for other reason.

11°)  The Lessee shall use the water, gas, electricity, central heating or other existing installations or future installations within the rented locales, keeping in mind the inherent risks and dangers, ,and shall not have the right to hold the Lessor responsible for the malfunction or lack of running water, for any power outage, faulty operation, refusal of concession, or for disturbances in usage, as a result of a repair or for any other reason.
The Lessee shall cover all expenses for modifications, electrical connections or inside installations and of all replacements of meters which may be required by urban water, gas, electricity or heating companies or telecommunications. The Lessor may require Lessee to install, at Lessee’s expense, any meter. The Lessee shall reimburse the Lessor for his utility consumption according to the meter reading as well as for the fees for location, maintenance, and statements.

12°)  The Lessee shall tolerate all disturbances and consequences of any nature that result from all maintenance work, for large repairs, installation of pipes, which are necessary or that are mandatory, and that are performed promptly and in the usual manner of practice, no matter the disadvantages or the duration, even if it goes on for more than forty days..

The Lessee shall tolerate all disturbances and consequences of any nature that result from all remodeling work, creation or transformation that shall take place in areas within the building that are not rented privately by the Lessee, that are performed promptly and in the usual manner of practice, no matter the disadvantages or the duration, even if it goes on for more than forty days.. The Lessee shall tolerate all work of any nature and any duration that may be carried out in the buildings adjacent to the building where the rented locales are and in particular all work dealing with the dividing walls and alleys on days when buildings are being erected, and shall have no recourse to pursue the reduction or interruption of rent against the Lessor and shall only have rights to recourse against the owners of the neighboring buildings for the disturbances brought upon his usage of the locales.
The Lessee shall remove, at his expense, and without delay, all furniture, tables, hangings, drains, casings, equipment, fittings, decorations, doorways, windows, plates, signs, any installations, etc., the removal of which will be helpful to the execution of all work carried out by the Lessor or any occupant of the building, in particular, the restoration, research or repair of any nature of leakages, of cracks in the ventilation or flues, especially after permeation or fire.

13°)  The Lessor shall not be responsible for the leaks from the water pipelines, the ground, the basement, humidity or any other cause.

14°)  The Lessee shall allow passage to the owner or his agent, and, if necessary, representatives of the building’s joint owner corporation, , as well as the architect and workmen in charge of carrying out work in the building, whenever they consider it necessary.
The Lessee shall constantly allow free access to the locales are rented to him, in order to limit all risks of fire, flood or other. In particular, in the event of a prolonged absence or during the holidays, the Lessee must let the Lessor or the concierge know the name and the address (which should be close to the location of the building) of the person assigned by the Lessee to hold the keys to the rented buildings.

15°)  In the interest of usufruct, the Lessee should allow the owner to have plans of the state of repairs drawn up for his architect, and shall pay for the latter’s services.

III. - Responsibility - Recourse

16°)  The Lessee shall be suitably insure against fire, lightning, explosions and radiation, the material, furniture, merchandise, as well as the tenant's risks and recourse of neighbors; he shall also insure against water damage and broken windows, panes and glazing, all of which must be accomplished with manifestly solvent companies, and shall provide substantiation of this to the Lessor using payment requisitions for the premiums or fees.

The Lessee shall pay all insurance surcharges which may be claimed due to the nature of their business, their merchandise or of their occupation, for the Lessor as well for the other tenants of the buildings, to cover cases arising involving the joint-owners of the neighboring buildings, for which they would claim the right of reimbursement.

17°)  The Lessee shall file claim immediately with its insurance company, and shall jointly inform the Lessor of any disaster or deterioration happening in the rented locales, even when no damage will apparently result from it, and under penalty of being personally held responsible for reimbursing the Lessor for the cost of the direct or indirect damages resulting from this deterioration and to be especially held responsible with respect to him for the failing to inform him opportunely of the aforesaid deterioration.

18°)  The Lessee shall waive all right to recourse against the Lessor:
a)  in the event of theft, burglary or any other punishable or criminal act of which the Lessee could become victim in the rented locales or the common areas of the building. The Lessee shall provide his own security and surveillance service for its locales;
b)  for accidents to material or body that may result from falling lighting equipment or other items, the sturdiness of their attachment is not guaranteed by Lessor;
c)  in the event of modification, of interruption or elimination of the current security or cleaning service irrespective of the will of the Lessor;
d)  for all consequences that may result from the Lessee giving the keys to the building attendant;
e)  in the event of operational impossibility for any reason whatsoever, irrespective of the will of the Lessor,
f)  in the event of damage caused to the rented locales and the merchandise or objects found there, as a result of leakage from pipes, of leaks through the roof or windows, moisture coming from the ground, the basement, or the walls, from condensation, freezing or ice or snow melt, the Lessee must be insured against these risks;
g)  in the event the elevator, the central heating or hot water or all other installations or equipment cease to function for any reason whatsoever, irrespective of the will of the Lessor.
h)  for all damages caused within the rented locales in the event of disturbances, riots, strikes, attacks, war, civil war, as well as any resulting disturbances to the right of use; to tolerate, under the same conditions, any partial or total requisition of the building and its consequences;
i)  if the locales rented under the terms of these presents include a location in the basement, the Lessor, would not be aware of whether there was a lack of ventilation or lighting or whether there was a way to drain off used water or not, and in any case, may not be held responsible for these.

All modifications made necessary due to these drawback, shall be completely incumbent upon the Lessee; in the event of flooding in the basement, even due to a sewer backup, the Lessor will not be responsible for damaged merchandise or for any other damage and the Lessee agrees to not seek compensation, nor a reduction in rent.
Moreover, the Lessee must make the locale inaccessible to rodents, insects or any other harmful pests.

19°)  If, because the building becomes outdated or due to any other causes irrespective of the will of the Lessor, the rented locales are suddenly demolished in their entirety or in part, and if this were of sufficient scope so as to prevent the continuation of the tenancy, this lease would be automatically cancelled, without compensation. In the event of demolition due to public utilities, the Lessee reserves his right to claim against the city or the State, but shall not file claim against the Lessor.

IV. - Building Regulations

20°)  The Lessee shall conform to the uses in force, the police regulations, regulations covering the joint ownership of the building, as well as any procedural regulations in material of good practices regarding the buildings and in particular:

a)  shall refrain from keeping or packing or unpacking packages in the common parts or on the balconies;
b)  refrain from putting anything on display in the windows, balconies, etc;
c)  refrain from using detergent in the common areas of the building;
d)  refrain from throwing water in the drainage pipes during the season when water freezes, under penalty of being held personally responsible for any damage caused in the pipes due to the effect of freezing.
e)  refrain from keeping animals (other than household animals) in the rented locales, and under the condition that the aforementioned animal does not cause any damage to the building nor disturbances in the use of the building by the occupants of same (Law of July 9, 1970);
f)  no public sale shall take place in the rented locales, even if by judicial authority;
g)  assure that that the tranquility of the building is disturbed in no way whatsoever, either through the actions of the Lessee, or his personnel, suppliers or customers;
h)  refrain from overloading the floors, terraces or balconies with a weight higher than that which they can normally support and if in doubt, obtain this weight from the architect of the building;
i)  to comply with the administrative regulations which govern the exercise of the lessee’s business;
j)  take all precautions in order to not obstruct the other tenants or neighbors or third parties, and in particular refrain from installing any machine or engine likely to have a harmful effect on neighboring buildings or to cause disturbances to the building, and personally take care of all complaints made, specifically, for any noise, odor, heat, fumes, lights, vibrations, radiations or vapors caused, the Lessor should never be bothered by nor sought after for these reasons;
k)  refrain from allowing cars or vehicles enter or park in the common areas of the building, except when the owner leases a spot in a parking area, neither allow furniture or parcels to be left there, even temporarily;
l)  refrain from using the fork lift for uses other than that for which it is intended;
m)  Refrain from throwing any object into the garbage chute that is likely to create an obstruction;
n)  refrain from storing any dangerous or unhealthy material in the rented locales, which is in violation of administrative regulations currently in force;
o)  refrain from placing any object or fixed or mobile window display outside the rented locales;
p)  refrain from hanging pots of flowers or plant stands on the shutters, railings, and balconies;
q)  refrain from hanging plaques or signs on the façade or on the pillars of the door unless the Lessor has given his express and written authorization.

21°)  Refrain from throwing industrial or commercial waste in the domestic trash cans of the building and provide trash cans for this purpose by using lawful containers; ensure provision of and cleaning of these containers at the exit and entry at the lawful hours. The Lessee must take responsibility personally for any failure to comply with these regulations, the Lessor should never be bothered or sought after in any way at all on this subject.

V. - Notices and Visits

22°)  Allow the rented locales to be visited forthwith, whether given or received or in the event the building is put up for sale, everyday between nine in the morning to twelve noon and at two in the afternoon until eight in the evening, with the exception of Sundays and bank holidays, and allow notices to be posted for the surrender of the lease or placing the building up for sale, at a place determined by mutual agreement between the Lessor and the Lessee.

23°)  The Lessee shall not be able to move, even partially, before having paid the amount of the rent and fees due, until the expiration of the lease and must justify, by presentation of the receipts, the payment of all the personal taxes and in particular, the payment of professional taxes or other fees related to the rented locales.

RENT

The lease is authorized and accepted with an annual principal rent of € 172,800.00 (One hundred and seventy-two thousand, eight hundred Euros) before taxes and charges that the Lessee retains the responsibility to pay QUARTERLY AND IN ADVANCE at the legal domicile of the Lessor or his representative in four equal terms, on the first day of each quarter of the calendar year.

However, the annual principal rent is exceptionally reduced to the amount of:
- € 154,800.00 (One hundred and fifty four thousand, eight hundred Euros) from 12/15/05 to 12/14/06,
- € 165,600.00 (One hundred and sixty-five thousand, six hundred Euros) from 12/15/06 to 12/14/07.

REVISIONS

The fixed rent above shall be subject to automatic annual indexing which must in no case be confused with a legal revision of rent. Consequently, the aforementioned rent will be automatically increased or decreased and without need for any legal or extra-judicial formality, each year, on the anniversary date of entry into use, (in other words, on December 15th) in the amount reflected by the fluctuation of the national index of the cost of construction published by the I.N.S.E.E. (using a 100 base, of the 4th quarter of 1953).

The initial index of reference will be retained, the last index published at the time of the date of effectivity of the lease, that is to say, on the date of December 15, 2005, the index of the 2nd quarter of 2005 (1276).

The comparison index used for the calculation of the revision will be that of the 2nd Quarter preceding the revision to the rent.

The first revision will take place on December 15, 2006 and the revised rent will be immediately due and payable.

If the selected index has suddenly disappeared or if the application could not be received for whatever reason may be, the index of replacement will be substituted or, failing this, the closest index determined, in the event of uncertainty, by an Expert appointed by mutual agreement between the parties or failing this, by Ordinance of the President of the Court upon request of the first party to take action and who, in the event of refusal, departure or impossibility of any nature whatsoever, will be replaced on the same forms.

The fees and cost of the Expert and of his designation will be paid in equal parts by the Lessor on the one hand, and on the other hand, by the Lessee.

The Lessor states that these stipulations regarding the conventional revision to the rent constitutes a determining reason for the outcome of this contract, without which the Lessor would not have entered into this contract, which has been expressly accepted by the Lessee.

If it becomes impossible to carry out the aforementioned revision, and therefore be without a measurement for freezing the rent, this would consequently justify filing of a resolutory action for this lease, without the former effects produced by this lease, which would then allow for the lease to be called into question by both parties.

PAYMENTS

The Lessee shall pay his share of the total fees, taxes and expenditures of any and all nature related to the building in such a way that the rent is always perceived net including all expenses and fees, with the exception of the work described in Article 606 of the Civil Code which, shall be the sole responsibility of the Lessor, and this, according to the Rules of Apportionment in force, and which are:

An installment of 2,070.00 € (two thousand seventy Euros) will be paid each quarter based on the aforementioned charges.

It is expressly agreed that in the event a joint ownership of the building or modification of the payment of joint ownership is set up, the distribution of charges stipulated in regards to the payment of joint ownership or its modification, substitution with those indicated above will be permitted, upon request of the Lessor.

The Lessee shall pay the VAT or any tax which could be substituted or supplemented, plus the Office Tax and the Property Tax at the same time as the rent.

SECURITY DEPOSIT

With the guarantee of the payment of the rents and pursuance of all responsibilities, clauses, and conditions of the lease, the Lessee has at the moment paid S.G.I. FIATTE and MAZAUD, in its official capacity, the sum of 43,200.00 € (forty three thousand two hundred Euros), which represents THREE months principal rent before taxes and fees. The Lessor hereby acknowledges said payment and gives this document which serves as a good and valid receipt to the Lessee.

This deposit shall be modified automatically in the same proportions as the rent and its complement shall be payable together with each modification of the aforesaid rent. This deposit will in no case be imputable on the last months of rents or fees due under the classification of a deposit.

This sum, which will not earn any interest to the profit of the Lessee, will remain in hands of the owner until the expiration of this lease with a special classification in the complete pursuance of the responsibilities and conditions of these presents. It will be refunded to the Lessee after removal and surrender of the keys, with deductions made of the amounts owed to the Lessor at the end of usufruct, in particular as coverage for damages or if the Lessor is responsible for any reason, it would be given to the Lessee.
THE RECEIPT WHEREOF IS HEREBY ACKNOWLEDGED
(subject to bank clearance in the case of payment by check).

SPECIAL CONDITIONS

1°)  An exemption of the rent free of tax and fees is granted to the Lessee from 12/15/05 to 03/15/06 as compensation for work involving internet/computer and telephone wiring which the Lessee shall carry out at his expense and under the responsibility of qualified companies. It is specified here that the above-mentioned work must be completed by 04/30/05, at the latest; failing this, the rent exemption will not apply and the rent will be due for the period between 12/15/05 and 03/15/06 and must be paid in full.

The parquet floors, ceilings, woodworks, (even if they are concealed) must be maintained in perfect condition.

2°)  An inventory of state of the locales upon taking possession of these by the Lessee will be drawn up by Major NAKACHE, bailiff, whose fees shall be the responsibility of the Lessee.

3°)  It is specified here that activities of moving in and moving out must be done as far as possible away from the outside of the building.

4°)  The Lessee shall take responsibility for monthly payments already in progress regarding to the alarm system and air-conditioning. The heating is currently maintained by Etablissements VALDING - 21 bis rue du Simplon - 75018 Paris. It will be up to the Lessee to contract a service account near this company and to provide proof of this, at least once a year, to the Lessor or his representative.

5°)  The Lessee shall have the right to place their business name on the chart reserved to this end in the entry hallway of the building, in his official capacity, to wit, INTER PARFUMS.

6°)  The Lessee is authorized to perform light sandpapering and to varnish the parquet floor located in certain offices on the street level, after which a large rug must be placed there in order to preserve the aforementioned parquet floor. The definition of the rooms involved shall be presented later at the Lessor’s by prior agreement.

7°)  The Lessor will charge at a rate of 16,000.00 Euros tax free, upon presentation of the justifying invoice, the installation of the rug which the Lessee agrees to install in the rented locales upon his arrival. It is specified here that the aforementioned carpet must not be affixed in any manner to the parquet floor, the Lessor has provided, initially, the installation of fixed flagstones to ensure the conservation of the aforesaid parquet floor.

8°)  Notwithstanding the aforementioned, the Lessee is authorized to establish the domicile within the rented locales for the four companies of the GROUPE INTER PARFUMS, provided the activity carried on by these companies is the same as that set forth in the purpose of the corporation which appears in the statutes of the Articles of Incorporation of GROUPE INTER PARFUMS and that the Lessee must mail to the Lessor a copy of the statutes and of the K-(a) of these companies within fifteen days before the effective date.
This authorization is subordinate to the fact that they are companies of the GROUPE INTER PARFUMS of which the Lessee holds the majority of the authorized capital and which the President, the General Manager or the Manager of these companies is one of the administrators of the GROUPE INTER PARFUMS, and holder of this lease.

It is herein specified that the GROUPE INTER PARFUMS company, upon vacating the premises that are the subject of this lease, must make sure that they are made free of any occupation; the locales form an indivisible whole through the common intention of its parts.

Under no circumstances, may these domiciliations transfer the commitment of rights that exists between these companies and the Lessor, who shall have no direct obligation in regards to them.

The company, GROUPE INTER PARFUMS, shall remain as the sole responsible party in respect with the Lessor, for any damages to same. It shall guarantee strict fulfillment of the conditions above and commits to pledge same in writing for any domiciled company, of which it will have the obligation to make known to the Lessor.

PENALTY CLAUSES (Article 1226 and those that follow of the Civil Code)

In the event of non-payment of any amount due at its term and with the first service by a bailiff, the Lessee will automatically be required to pay all other charges of recovery including the entire amount owed to the bailiff, a penalty equal to 10% of the amount of the sum owed to cover all damages to the Lessor caused by the delay in payment and expenses, due diligence and fees incurred in the recovery efforts for this amount.

RESOLUTORY CLAUSE

It is expressly agreed that in the absence of payment at its term or its normal date of current payability, any amount due under the terms of the present lease and in particular of the rent and the amounts which constitute the auxiliary fees to it, such as charges, business fees, interest, reminders for payment of rents or charges at a modification of their amount, as in the event of non-execution of only one of the conditions of the lease or any legal obligation or law applicable to the Lessee and if one month after a demand to pay or fifteen days after a summons of execution, remain without response, this lease will be automatically cancelled, if it appears reasonable to the Lessor, without necessity to file any legal formality, notwithstanding all posterior consignments or real offers with the extensions of time cited above.

A simple ordinance of execution shall suffice to pronounce expulsion of the Lessee and of all the occupants and of the manager, from the rented locales and in such case, the Security Deposit shall remain in the hands of the Lessor as compensation without prejudice that is his right to retain for damages and interest due.

In the event of payment by check or deduction from a bank or postal account, the amount of the rent and fees may be regarded as paid only after clearing the bank, notwithstanding the fact that a receipt has been issued. The Resolutory Clause will be invoked by the Lessor if the check or the bank deduction is returned unpaid.

LIMITS

It is hereby legally agreed upon that all limits on the part of the Lessor relative to the clauses and conditions above expressed, those that have been in reference to frequency and duration, shall never and in no case be considered as worthy of modification or suppression of these clauses and conditions nor do they generate any rights of any kind; the Lessor may always be able to put an end to it by any means.

CHANGES

Any modification or innovation that may be effected on these presents, in particular in the event of a revision of the rent or renewal of the lease, must be certified obligatorily by an act established by the Lessor or his representative which the Lessee shall commit to formalize, upon the first request.

REGISTRATION - FEES

This lease shall be subject to the formality of registration with the first requisition. All the expenses, charges and fees of these presents and those which may follow or exist as a consequence to these, that are not included in these amendments, shall be the responsibility of the first party to take action.

SELECTION OF DOMICILE

For the execution of these presents and those that may follow, the parties hereby elect their domicile, to wit:
- the Lessor cites the domicile of S.G.I. FIATTE ET MAZAUD - 169 Boulevard Haussmann - 75008 Paris
- the Lessee cites the rented locales,

Executed in Paris on December 15, 2005 In three copies,

/s/ Not legible	/s/ Not legible